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                                                      Exhibit 2.4

                     CONTRIBUTION AGREEMENT


     This Contribution Agreement ("Agreement"), made as of the 7th day of November, 1997 by and between

     HOME PROPERTIES OF NEW YORK, L.P., a New York limited partnership, having its principal office at 850 Clinton
     Square, Rochester, New York 14604, (herein called "Buyer"), and the individuals or entities listed on the attached Schedule
     A (herein collectively the "Contributors" and individually a "Contributor"), who have addresses as listed on the attached Schedule A.

                      W I T N E S S E T H:

     WHEREAS, the Contributors are the holders of all of the equity interests in Candlewood Associates Partnership, an Indiana partnership (the "Partnership");

     WHEREAS, the Partnership owns a certain apartment complex and adjacent land located in the State of Indiana, all as more particularly described on Exhibit A;

     WHEREAS, the Contributors prior to Closing (as hereinafter defined) will cause the Partnership to convey one hundred percent of the fee interest in the Property (as hereinafter defined) to them in the percentages listed on the attached Schedule A to be held as tenants-in-common;

     WHEREAS, each of the Contributors wish to contribute their interest in the Property in exchange for cash or limited partnership interests in the Buyer;

     WHEREAS, Buyer desires to acquire the Property upon the happening of certain events;

     NOW, THEREFORE, in consideration, mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency whereof being hereby acknowledged, the parties hereby agree as follows:

1. REAL PROPERTY DESCRIPTION. The Real Property to be contributed by the Contributors consists of an apartment complex commonly known as Candlewood Apartments, which includes 310 apartments and 107 garages, a maintenance garage and storage facility and 209 carports (the " Project"), located in the Town of Mishawaka, State of Indiana, on land more particularly described on Exhibit A, attached hereto, together and including all buildings and other improvements thereon, including but not limited to, the 310 apartment units and 107 garages, and all rights in and to any and all streets, roads, highways, alleys, driveways, easements and rights-of-way appurtenant thereto (the foregoing are hereafter collectively referred to as the "Property").

2. OTHER ITEMS. The following items now in or on the Property, are included in this Agreement and shall become the property of Buyer at Closing (as hereafter defined):

     A all heating, air-conditioning, plumbing and lighting fixtures,

     B ranges, refrigerators, dishwashers and disposals (one of each for each apartment unit) and washers and dryers (208 of each),

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     C    water heaters,

     D any and all pools and pool equipment, bathroom fixtures, wall-to-wall carpeting, traverse rods, exhaust fans, hoods, signs, screens, maintenance building, model unit furniture, fences, carpeting and runners, cabinets, mirrors, shelving, ceiling fans, mail boxes, office furniture, clubhouse facilities, sauna, jacuzzi and any and all related equipment in connection with the Property, and

     E any fixtures appurtenant to the Property and any other furniture or equipment used in connection with the operation and maintenance of the Property, including any vehicles used in connection with the operation and maintenance of the Property (hereinafter with the items listed in A-
          D above, collectively, the "Other Items").

     Substantially all of the Other Items are in good working order and condition now or will be so at the time of Closing and will be acquired by the Buyer free and clear of all liens and encumbrances.

3.   PRICE AND MANNER OF PAYMENT.

     A. The purchase price for the contribution of the Property shall be a total of Fourteen Million Four Hundred Fifteen Thousand and no/100 ($14,415,000) (the "Aggregate Contribution Value"). The net contribution value (the "Net Contribution Value") for the Property shall be an amount equal to the Aggregate Contribution Value less the principal balance and accrued interest outstanding upon the existing financing with respect to the
          Property (the "Existing Financing") on the Closing
          Date. The Net Contribution Value shall be payable as follows: (1) issuance of limited partnership units in the Buyer (the `Units") as described below; and (2)
          the balance, if any, at closing by wire transfer to an account or accounts designated by the Contributors to the extent one or more of them have not elected to receive Units.

     B. Each of the Contributors shall have the right to elect to receive their portion of the Net Contribution Value in cash or in Units, provided however that a Contributor must establish that he is an Accredited Investor under the securities laws in order to elect to receive Units. In the event that a Contributor elects to receive Units, the number of Units he will receive will be equal to his percentage share of the Net Contribution Value as set forth on the attached Schedule A divided by the "Market Value" of a Unit. The Market Value of a Unit shall be equal to the average closing price for 20 consecutive trading days prior to, but not including, the Closing Date of a share of common stock of Home Properties of New York, Inc., ("HME") as listed on the New York Stock Exchange.

     C.   No less than one business day prior to the Closing
          Date, each of the Contributors shall notify the Buyer as to his election to receive cash or Units.

     D. The initial distribution payable with respect to Units issued hereunder shall be made on the date on which HME pays the dividend to the holders of its common stock that relates to the earnings for the calendar quarter in which the Units

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          were issued and shall be pro-rated such that the
          Contributors receiving Units shall receive a pro-rata distribution for the period from the date on which the Units were issued to and including the last day of the calendar quarter in which the Units were issued.

4. ADJUSTMENTS AT CLOSING. The following shall be adjusted and prorated between the Contributors and the Buyer at Closing as if the Buyer was the owner of the Property as of the Closing
     Date:

     A    current fiscal year real estate taxes,

     B    water charges,

     C    sewer charges,

     D    fuel, electricity and other utilities,

     E security deposits pursuant to the leases (including interest thereon), unless the security deposits are assigned to the Buyer,

     F    charges under the service contracts assumed by Buyer,

     G    laundry income;

     H any other charges incurred with respect to the Property which the Partnership or the Contributors are obligated to pay;

     H    Rents.

          (1) All rent payments collected as of the Closing Date for the month of Closing shall be prorated as between the parties as of the Closing Date.

          (2) All rent collected after Closing, for any period prior to Closing, shall belong to Contributors and, if paid to Buyer, Buyer shall promptly send such rent to the Contributors c/o Don Schefmeyer.

          (3) All rent collected by the Contributors or the Partnership, prior to the Closing, for rental periods subsequent to Closing shall be paid to Buyer at Closing.

          (4) All rent collected by Buyer, the Partnership or the Contributors for rental periods after the Closing shall belong to Buyer and, if paid to the Contributors, the Contributors shall promptly send such rent to Buyer.

     Any error in the calculation of adjustments shall be corrected subsequent to Closing with appropriate credits to be given based upon corrected adjustments, provided, however, that the adjustments (except if errors are caused by misrepresentations) shall be final upon expiration of the sixtieth day after Closing.

5. COSTS. Buyer shall pay all recording fees, Buyer's attorneys' fees, and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the purchaser of similar property. The
     Contributors shall pay the transfer tax, if any, the costs of obtaining the Title Commitment (hereinafter defined) and title policy, attorneys' fees, if any, incurred by them in connection with this transaction,

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     and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the seller of similar property.

6. EVIDENCE OF TITLE. The Contributors shall furnish to the Buyer, at Contributor's expense, and within ten (10) days from the execution hereof, an A.L.T.A. commitment for an owner's title insurance policy ("Title Commitment") issued by a nationally recognized title insurer (the "Title Company") without standard exceptions, including ALTA zoning endorsement 3.1, contiguous endorsement, and comprehensive endorsement, in an amount equal to the Aggregate
     Contribution Value, naming the Buyer as the insured, undertaking to insure title in the condition required hereunder, with a policy pursuant thereto to be issued as soon after Closing as possible. The cost of the Title Commitment and policy shall be paid by the Contributors.
     The Contributors shall also furnish Buyer, at Contributors' expense, a UCC search with reference to the Other Items within 15 days of the date of this Agreement. The Contributors shall also provide Buyer with a copy of the most recent instrument survey of the Property.

7. TITLE DOCUMENTS. At the time of Closing, each of the Contributors shall deliver to Buyer the following:

     A.   A warranty deed;

     B. A Bill of Sale in the form attached hereto as Exhibit B;

     C. A current rent roll ("Rent Roll") certified, as of the date of Closing, which shall include a correct list of all tenants, all rental obligations of each tenant with respect to the Property and all security deposits;

     D. An Assignment of leases and security deposits in the form attached hereto as Exhibit C . In lieu of an assignment of the security deposits, the Contributors may provide Buyer with a credit at Closing for all security held by Contributors with respect to all leases encumbering the Property.

8. INSPECTION. Upon and after acceptance of this Agreement by the Contributors, the Contributors agree that Buyer and its authorized representatives shall have the right and privilege to enter upon the Property and the Partnership's offices, upon reasonable notice, during regular business hours, for the purpose of gathering such information and conducting such environmental and engineering studies or other tests and reviews as Buyer may deem appropriate and necessary. All such inspections, studies, tests and reviews shall be at Buyer's sole expense. The Contributors agree to cooperate with Buyer by making available to Buyer such records, plans, drawings or other data as may be in their or the Partnerships' possession or control relating to the Property and their operation; provided, however, that Buyer agrees to indemnify the Contributors and the Partnership of and from any loss or damage occasioned by such entry, and agrees further to restore to its original condition, at Buyer's own cost and expense, any property disturbed by such entry.

9.   TITLE; TITLE EXAMINATION; OBJECTIONS TO TITLE.

     A The Contributors shall convey to Buyer good, marketable and insurable fee simple title to all of the Property by warranty deed. Title to all Other Items purchased herein, if any, shall be conveyed to Buyer by bill of sale with covenants and warranties of title, free and clear of all security interests, liens and encumbrances.

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     B    Buyer shall have ten (10) days from and after its
          receipt of the Title Commitment and the UCC search to approve or object to the condition of title disclosed in the Title Commitment or UCC search. Buyer's approval of title shall be a condition precedent to Buyer's obligation to close the transaction contemplated by this Agreement, which condition Buyer reserves the right to waive. If objection to the title is made, Buyer, at its option, may either terminate this Agreement or give the Contributors ten (10) days from the date it is notified in writing of the particular defects claimed, either to remedy the title, or to terminate this Agreement if unable to remedy the title or obtain title insurance.

10. CLOSING DATE. Unless this Agreement is terminated as provided herein, the Closing shall occur within 30 days after the end of the Due Diligence Period (as hereinafter defined) (the "Closing" or "Closing Date") at the Contributor's attorney's office, or at the offices of the Title Company.

11. POSSESSION. Buyer shall have possession and occupancy of the Property from and after the date of delivery of the deed.

12. BROKER'S COMMISSION. The Contributors and Buyer each represent to the other that there are no fees or commissions due as a result of their employment of any Broker. The Contributors and Buyer each agree to indemnify the other for any and all claims and expenses, including legal fees, if any other fees or commission is determined to be due by reason of the employment of any other broker by the indemnifying party. This representation and indemnity shall survive the Closing.

13. RISK OF LOSS. The risk of loss or damage to all or part of the Property by fire or other casualty or by taking by eminent domain, until Closing, shall be assumed by the Contributors and upon the happening of such event, Buyer shall have the election of terminating this Agreement without further liability hereunder, or of completing this purchase and receiving the Contributors; share of insurance monies, collectible for such loss or damage, or the award for such taking by eminent domain.

14.  CONDITIONS PRECEDENT.

     A It shall be a condition to Buyer's obligation to close that there are at Closing 310 apartment units in rentable condition and which are all in compliance with federal, state, county or local laws, ordinances, rules and regulations;

     B Buyer shall have thirty (30) days after the date of this Agreement (the "Due Diligence Period") within which to review and inspect the Property and the Other Items (including, but not limited to, performing engineering and Phase I environmental studies), the Partnership's books and records pertaining to the Property and the Other Items, matters relating to zoning compliance and compliance by the Property and the Other Items with other applicable governmental regulations, the markets in which the Property operates, any service or other contracts relating to the Property, the tax assessment on the Property and on comparable properties and such other matters as Buyer shall deem reasonably necessary or appropriate in connection with the Property and the Other Items. If Buyer determines that it does not wish to purchase the Property as a result of its findings during the Due Diligence Period and notifies the Contributors of such decision within the Due Diligence Period, this Agreement shall be null and void and neither party shall have any further rights


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          or obligations under this Agreement.  Buyer's failure to object within the Due Diligence Period shall be deemed a waiver by Buyer of the condition contained in this
          Section 14(B).

     C It shall also be a condition to Buyer's obligation to close that during the Due Diligence Period, the Buyer shall obtain the approval of the Board of Directors (the
          "Board") of its general partner - Home Properties of New York, Inc., - to the acquisition of the Property on the terms and conditions described herein.
          If Buyer does not obtain the Board's approval within the Due Diligence Period, the Buyer shall promptly notify the Contributors in which event this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement.
          Buyer's failure to notify the Contributors within the Due Diligence Period of its failure to obtain Board approval shall be deemed a waiver by Buyer of the conditions contained in this Section 14(C).

     D It shall be a condition to Buyer's obligation to close that on or before the Closing Date, all management agreements relating to the Property shall have been terminated.

     E It shall be a condition to Buyer's obligation to close that on the Closing Date it shall acquire 100% of the fee interest in the Property.

     It is understood that the contingencies set forth herein are for Buyer's benefit and may be waived by Buyer at any time. If the above contingencies are not satisfied or waived by the Buyer, the Buyer shall have the right to terminate this Agreement by written notice to the Contributors. In the event of such a termination, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement.

15. ENVIRONMENTAL CERTIFICATION. By acceptance of this Agreement, each of the Contributors represents, warrants, and certifies to Buyer that such Contributor has no knowledge of any violation, and has received no notice of any violation of any applicable Environmental Laws (below defined). To the best of each of the Contributor's knowledge, the Partnership and such Contributor has not, nor has any other person, used, generated, stored, dumped, released, buried, dispersed or emitted any Hazardous Substance on the Property nor are there any transformers or underground tanks on the Property, nor is there a violation of any Environmental Laws with respect to the current use of the Property. "Environmental Laws" shall mean all federal, state and local environmental, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance and the rules, regulations, and orders with respect thereto. "Hazardous Substance" means, without limitation, any flammable, explosive or radioactive material, polychlorinated biphenyl, petroleum or petroleum product, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Appendix Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42
     U.S.C. Sections 6901, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.), or any other Environmental Law and the regulations promulgated thereunder applicable on the effective date of this Agreement.

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     From the date of acceptance hereof to and including the date of
     Closing, each of the Contributors shall immediately provide Buyer with a copy of any notice, citation, complaint or other directive from any person, entity or governmental authority whereby the Partnership's or such Contributor's compliance with Environmental Laws is called into question, and immediately notify Buyer of any new information or other developments which could tend to supplement or modify the information contained herein.

16.  REPRESENTATIONS AND WARRANTIES OF SELLER.  Each of the
     Contributors represents and warrants to Buyer as of the date hereof and as of Closing, that:

     A To the best of such Contributor's knowledge after due inquiry, the Partnership and such Contributor has no liability or obligation of any nature which in any way affects or is related to the Property, the Other Items or the Partnership whether now due or to become due, absolute, contingent or otherwise, including liabilities for taxes (or any interest or penalties thereto) other than disclosed in this Agreement.

     B To the best of such Contributor's knowledge, after due inquiry, there is no litigation, proceeding or investigation pending, or to the knowledge of such Contributor threatened, against or affecting the Partnership or such Contributor that might affect or relate to the validity of this Agreement, any action taken or to be taken pursuant hereto, or the Property, the Other Items or the Partnership or any part or the operation thereof, whether or not fully covered by insurance.

     C To the best of such Contributor's knowledge after due inquiry, the Contributor and the Partnership has complied with and is not in default under, or in violation of, or received any notice that the Contributor, the Partnership, the Property or the Other Items may be in violation of, any law, ordinance, rule, regulation or code or condition in any approval or permit pursuant thereto (including without limitation, any zoning, sign, environmental, labor, safety, health or price or wage control, ordinance, rule, regulation or order of) applicable to the ownership, development, operation or maintenance of the Property or the Other Items.

     D To the best of such Contributor's knowledge after due inquiry, there are no written leases affecting the Property with a term greater than one (1) year.

     E To the best of such Contributor's knowledge after due inquiry, there is no pending condemnation of the Property, or any part thereof, or of any plans for improvements which might result in a special assessment against the Property.

     F Security deposits held by the Partnership or the Contributors will be correctly identified as of Closing with respect to the Property.

     G To the best of such Contributing Partner's knowledge after due inquiry, the financial information previously provided to Buyer with respect to the Property is substantially accurate.

     H This Agreement has been duly authorized, executed and delivered and constitutes a legal and binding obligation of such Contributor, enforceable in accordance with its terms, except as may be limited by bankruptcy and other laws affecting creditors' rights generally.

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     I    Neither the entry into this Agreement, nor the carrying
          out of the transactions contemplated herein has resulted or will result in any violation of, or be in conflict with, or result in the creation of, any mortgage, lien, encumbrance or charge (other than those contemplated hereby) upon any of the properties or assets of the Partnership or the Contributor pursuant to, or constitute a default under, any certificate of incorporation, by-law, partnership agreement, or mortgage, indenture, contract, agreement, instrument, franchise, permit, judgment, decree, order, statute, rule or regulation applicable to the Partnership, the Contributor or the Property.

     J To the best of such Contributor's knowledge, no consent or approval by, or authorization of, or filing, registration or qualification with, any federal, state or local governmental authority, bureau, department or agency, or any corporation, person or other entity is required as of the Closing either for the execution, delivery or performance of this Agreement by such Contributor, or in connection with the consummation by such Contributor of the transactions contemplated by this Agreement.

     The representations and warranties of the Contributors contained in this Agreement, the statements in any Exhibit or Schedules attached to this Agreement, or other instruments furnished to Buyer at or prior to Closing pursuant to this Agreement, or in connection with the transactions contemplated pursuant to this Agreement, do not contain any untrue statements of a material fact, or fail to state a material fact necessary to make it not misleading.

     The representations and warranties contained herein shall survive delivery of the assignment of the deed and shall not merge therein.

     Each of the Contributors acknowledges that each of the representations made by it in this paragraph 16 and elsewhere in this Agreement is material to Buyer hereunder. As to any representation or warranty set forth herein, each of the Contributor shall indemnify, defend and hold Buyer safe and harmless from and against any and all loss, damage, claim, counterclaim, cause of action, cost or expense, including, without limitation, reasonable attorneys' fees and disbursements at both trial and appellate levels, suffered, paid or incurred by, or asserted against Buyer, directly or indirectly, whether foreseen or unforeseen, and whether for personal injury or death or for property damage or otherwise by reason of such Contributor's breach of any warranty or obligation under this Agreement or if any representation of such Contributor in this Agreement is wholly or partially untrue.

     Irrespective of anything to the contrary contained herein the representations and warranties of the Contributor, herein contained, shall expire and be of no further effect upon the expiration of 12 months after Closing. This expiration shall not apply to any breach of warranty or representation which arises out of an intentional material misrepresentation made by any Contributor.

17. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to each of the Contributors as of the date hereof and as of the Closing:

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          (a)  Buyer is and will be as of the date of Closing
          duly organized, validly existing and in good standing under the laws of the State of New York and has all the requisite power and authority to enter into and carry out this Agreement according to its terms.

          (b) Subject to the receipt of the approval of the Board, this Agreement has been duly authorized, executed and delivered and constitutes a legal and binding obligation of Buyer, enforceable in accordance with its terms, except as may be limited by bankruptcy and other laws affecting creditors' rights generally.

          (c)  To the best of its knowledge after due
          inquiry, there is no litigation, proceeding or investigation pending, or to the knowledge of Buyer threatened, against or affecting Buyer or the partners of Buyer that might affect or relate to the validity of this Agreement or any action taken or to be taken pursuant hereto, or that might have a material adverse effect on the business or

          The representations and warranties of the Buyer contained in this Agreement, the statements in any Exhibit or Schedules attached to this Agreement, or other instruments furnished to Contributors at or prior to Closing pursuant to this Agreement, or in connection with the transactions contemplated pursuant to this Agreement, do not contain any untrue statements or a material fact, or fail to state a material fact necessary to make it not misleading.

          The representations and warranties contained herein shall survive delivery of the assignment of the deed and shall not merge therein.

          The Buyer acknowledges that each of the representations made by it in this paragraph 17 and elsewhere in this Agreement is material to the Contributors. As to any representation or warranty set forth herein, Buyer shall indemnify, defend and hold the Contributors safe and harmless from and against any and all loss, damage, claim, counterclaim, cause of action, cost or expense, including, without limitation, reasonable attorneys' fees and disbursements at both trial and appellate levels, suffered, paid or incurred by, or asserted against the Contributors, directly or indirectly, whether foreseen or unforeseen, and whether for personal injury or death or for property damage or otherwise by reason of Buyer's breach of any warranty or obligation under this Agreement or if any representation of Buyer in this Agreement is wholly or partially untrue.

          Irrespective of anything to the contrary contained herein the representations and warranties of the Buyer, herein contained, shall expire and be of no further effect upon the expiration of 12 months after Closing. This expiration shall not apply to any breach of warranty or representation which arises out of an intentional material misrepresentation made by Buyer.

18. ASSIGNMENT. This Agreement, and all or any portion of the rights of Buyer hereunder, may not be assigned by Buyer without the prior written consent of the Contributors, which shall not be unreasonably withheld.

19. NOTICE. All notices given pursuant to any provisions of this Agreement shall be in writing and shall be effective only if delivered personally, or sent by registered or certified mail, postage prepaid or sent by a national over-night carrier, or by telecopy with confirmation of receipt to the addresses set forth below:

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     To the Contributors:     Don Schefmeyer
                              c/o Action Management
                              300 South St. Louis Blvd.
                              Suite 202
                              South Bend, IN 46617
                              Telecopy No: (219) 282-2129

     To Buyer:                HOME PROPERTIES OF NEW YORK, L.P.
                              Attn:  Norman Leenhouts, Chairman
                              850 Clinton Square
                              Rochester, New York  14604
                              Telecopy No.: (716) 546-5433

20. PLANS. The Contributors agree to provide Buyer with all plans and architectural drawings in their possession for the improvements completed at the Properties, including, without limitation, all "as-built" plans in their possession and the Contributors further agree that they will endeavor to turn over the same to Buyer at the Contributor's office or at the Property during the Due Diligence Period.

21. APPLICABLE LAW. This Agreement shall be construed and governed in accordance with the laws of the State of Indiana.

22. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties, and any and all prior understandings or agreements, whether written or oral, are hereby merged into this Agreement. This Agreement cannot be modified except by a written instrument signed by the parties hereto.

23. BINDING AGREEMENT. This Agreement shall not be binding or effective until properly executed by Buyer and the Contributors.

24. CONFIDENTIALITY. By execution of this Agreement and except as otherwise provided herein, prior to the Closing each of the Contributors and Buyer agree to keep any and all information with respect to the transactions contemplated by this Agreement strictly confidential, and will not disclose any such information, without the other's prior written consent. Buyer may disclose the existence of this Agreement to the extent necessary to conduct its due diligence with respect to the Property.

25.  CONTRIBUTOR COVENANTS.

          A. The Contributors will provide, or cause to be provided, a signed representation letter substantially in the form attached hereto as Exhibit D. The Contributors will provide access by Buyer's representatives, to all financial and other information relating to the Property as is sufficient to enable them to prepare audited financial statements, at Buyer's expense, in conformity with Regulation S-X of the Securities and Exchange Commission (the "Commission") and any registration statement, report or disclosure statement required to be filed with the Commission.

          B. Prior to the Closing Date, the Contributors shall continue to fulfill all of their obligations under the terms of the leases encumbering the Property and under the Service Contracts and the Partnership and the Contributors shall operate, maintain and repair all landscaping, buildings, fixtures and facilities in accordance with normally accepted business principles and operate the Property

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

          in a commercially reasonable manner with standards and procedures of no less quality than those currently in place.

26. EXISTING FINANCING. There currently exists mortgage financing with respect to the Property having a current principal balance of approximately $8.0 million and held by First Financial Bank, F.S.B. (the "Existing Lender"). If Buyer elects to assume the Existing Financing, Buyer shall be responsible for the payment of any assumption fees and other related costs and an additional closing adjustment shall be made with respect to all reserves and escrows held by the Existing Lender with respect to the Existing Financing if and to the Existing Lender requires those reserves and escrows remain in place after the assumption by the Buyer of the Existing Financing. The Contributors acknowledge that Buyer has made no representation that it intends to assume the Existing Financing.

27. TAX DEFERRED EXCHANGE. The Contributors have advised Buyer that one or both of them may seek to effect a tax deferred exchange pursuant to Section 1031 of the Internal Revenue Code in connection with the conveyance of the Property (or any portion thereof). If either or both of the Contributors are able to negotiate terms acceptable to them for the transfer or acquisition of an exchange property or properties, then Buyer agrees to accommodate the Contributors in seeking to effect a tax deferred exchange for that property or properties. Buyer agrees to cooperate with the Contributors with respect to such exchange and agrees to execute all documentation required to effectuate such exchange, provided: (a) Buyer makes no warranty whatsoever with respect to the qualification of the transaction for tax deferred exchange treatment under
     Section 1031; (b) Buyer shall have no responsibility, obligation or liability with respect to the tax consequences to Seller; and (c) Buyer's expenses with respect to the conveyance of the Property shall be limited to the expenses as set forth in this Agreement and Buyer shall have no additional expense as a result of such an exchange. The covenants and obligations contained in this Section shall survive the Closing.

28.  COVENANTS.

(a)  The Buyer hereby covenants to the Contributors as follows:

    (i) For a period of five (5) years from and after the Closing Date, the Buyer shall allocate to each of the Contributors, from time to time, for Federal income tax purposes, pursuant to Section 752 of the Internal Revenue Code of 1986, as amended, nonrecourse debt of the Buyer in an aggregate amount not less than the Negative Basis of the respective Contributor in the Property. "Negative Basis" shall mean and refer to the deficit cost basis of each of the Contributors in the Property at the Closing Date.

    (ii) For a period of five (5) years from and after the Closing Date, the Buyer shall not sell, exchange, transfer or otherwise dispose of the Property unless such transaction occurs in a manner as to be tax free to the Contributors.

(b)  The Contributors hereby covenant as follows:

               Within thirty (30) days of the Closing Date, each of the Contributors shall provide the Buyer with a schedule showing: (i) each of the Contributor's share of the principal balance of the Existing Loan as of the Closing Date, which allocation will be consistent with the allocation set forth on Schedule 1 attached hereto;


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

          and (ii) the net book value of the Property and Other Items as of the Closing Date The information on the schedule shall be calculated in a manner consistent with the calculations made and to be made for Federal income tax purposes.

     IN WITNESS WHEREOF, the parties hereto have caused this Instrument to be executed as of the day and date first above written.

               HOME PROPERTIES OF NEW YORK, L.P.
               By:       Home Properties of New York, Inc.
                         General Partner

               By:       /s/ Amy L. Tait
                         ------------------------------------
                         Amy L. Tait

               Title:    Executive Vice President

               CONTRIBUTORS:

                         /s/ Don Schefmeyer
                         ------------------------------------
                         Don Schefmeyer

                         /s/ Stephen Hall
                         ------------------------------------
                         Stephen Hall


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
                        AMENDMENT NO. ONE
                               TO
                     CONTRIBUTION AGREEMENT


This Amendment No. One is dated the 3rd day of December, 1997 and amends the Contribution Agreement, dated November 7, 1997 by and between Home Properties of new York, L.P. (the "Buyer") and Don
Schefmeyer and Stephen Hall (the "Contributors").

All capitalized terms used herein and not defined shall have the meaning given them in the Contribution Agreement.

The Contribution Agreement is hereby amended as follows:

1. Section 3.A of the Contribution Agreement shall be amended to provide that the Aggregate Contribution Value shall be a total of Thirteen Million Three Hundred Fifty Thousand and no/100
  ($13,350,000).

2. Section 3.B. of the Contribution Agreement shall be amended to provide that the Market Value of a Unit shall not exceed
  $27.25 per Unit regardless of the 20 day average closing price.

3. Section 5 of the Agreement shall be amended to provide that, in addition to the other costs that Buyer is obligated to pay, Buyer shall pay up to $136,500 toward the prepayment penalty with respect to the Existing Financing. The Contributors shall pay any portion of the prepayment penalty in excess of $136,500.

4. Section 6 of the Contribution Agreement shall be deleted in its entirety and the following shall be substituted in its place:

      "6. Evidence of Title. The Buyer acknowledges that the Contributors have provided a title commitment issued by Chicago Title Insurance Company (No. 00139068) (the "Title Commitment"). Within fifteen days of the date of Amendment No. One to the Contribution Agreement, the Contributors shall provide the Buyer with a UCC search conducted in the State of Indiana as against the Partnership and the Contributors. The cost of the Title Commitment, title policy and UCC searches shall be paid by the Contributors."

5. Section 9.B. of the Contribution Agreement shall be deleted in its entirety and the following shall be substituted in its place:

      "Attached hereto as Exhibit B is a list of Buyer's comments and questions with respect to the Title Commitment. It shall be a condition to Buyer's obligation to close that the Contributors shall have resolved the matters set forth on Exhibit B to the Buyer's reasonable satisfaction at or prior to Closing. In addition, if the UCC searches provided pursuant to Section 6 of this Agreement reveal any encumbrances on the Property or the Other Items, it shall be a condition to Buyer's obligation to close that the Contributors shall have caused those encumbrances to be removed at or prior to Closing."

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

6. Section 10 shall be amended to provide that the Closing shall occur on or before January 6, 1998. Notwithstanding the above, if the holder of the Existing Financing is unwilling to permit the transfer of the Property to the Buyer without the payment of an assumption fee and without the imposition of a default rate of interest, then the Buyer shall have the right to extend the Closing Date to no later than January 31, 1998 in order to be able to place substitute financing on the Property.

7. Section 14.B. shall be deleted in its entirety and the following shall be substituted in its place:

      "B. It shall be a condition to Buyer's obligation to close that the Contributors shall have caused to be constructed on the Property a lift station that shall be sufficient to adequately drain surface water from the parking areas located on the Property."

8.   Section 14.C. shall be deleted in its entirety.

The parties acknowledge and agree that the covenants contained in
Section 28 of the Contribution Agreement shall only apply if and to the extent that the Contributors elect to receive their portion of the Net Contribution Value in Units.

As amended hereby, the Contribution Agreement shall remain in full force and effect.

                         HOME PROPERTIES OF NEW YORK, L.P.
                    By:  Home Properties of New York, Inc.



                    By:       /s/ Ann M. McCormick
                              -----------------------------------
                              Ann M. McCormick

                    Title:    Vice President


                              /s/ Don Schefmeyer
                              -----------------------------------
                              Don Schefmeyer


                              /s/ Stephen W. Hall
                              -----------------------------------
                              Stephen Hall

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